Resource Capital Corporation Purchases Churchill Pacific Asset Management LLC

New York – February 15, 2011.   Resource Capital Corporation (NYSE: RSO) (“RSO” or the “Company”) announced today that it has entered into a definitive agreement that will expand its investment in broadly syndicated bank loans.  A subsidiary of the Company has agreed to purchase 100% of the ownership interests in Churchill Pacific Asset Management LLC (“CPAM”) from Churchill Financial Holdings LLC (“Churchill”) for $22.5 million.  Through CPAM, RSO will be entitled to collect senior, subordinated and incentive fees related to five Collateralized Loan Obligations (“CLO”) totaling approximately $1.9 billion in assets managed by CPAM.  RSO expects to earn substantial cash on cash returns on its investment.  CPAM will be assisted by Apidos Capital Management, LLC (“Apidos”), a subsidiary of Resource America, Inc. in managing the five CLOs.  The transaction is expected to close in February 2011.

Jonathan Z. Cohen, President and Chief Executive Officer of the Company, said, “We are very pleased by the opportunity this represents for our shareholders.  We should be able to achieve attractive risk-adjusted returns in an asset class where we have made a substantial profit over many years.”

Barclays Capital acted as the exclusive financial advisor to Churchill Financial Holdings LLC in connection with this transaction.

About Resource Capital Corp.
Resource Capital Corp. is a commercial real estate specialty finance company that qualifies as a real estate investment trust, or REIT, for federal income tax purposes. RSO's investment strategy focuses on commercial real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. RSO invests in the following asset classes: commercial real estate-related assets such as whole loans, A-notes, B-notes, mezzanine loans, mortgage-related securities and real estate joint ventures, and commercial finance assets such as other asset-backed securities, senior secured corporate loans, lease receivables, trust preferred securities, structured notes and debt tranches of collateralized debt obligations.

RSO is externally managed by Resource Capital Manager, Inc., an indirect wholly owned subsidiary of Resource America, Inc., a specialized asset management company with approximately $12 billion in assets under management that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the real estate, commercial finance and financial fund management sectors.

About Apidos Capital Management, LLC
Apidos Capital Management, LLC forms part of the global credit platform of Resource America, Inc. Upon closing this transaction, Apidos and CPAM will collectively manage approximately $5.8 billion of speculative grade credit assets across multiple portfolios including Collateralized Loan Obligations, Credit Opportunity Funds and Separate Accounts.